Exhibit 6.5

KEYSTONE SOLUTIONS, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made and entered into as of this      day of                     , 20     (the “Date of Grant”) by and between Keystone Solutions, Inc., a Delaware corporation (the “Company”), and                                           (the “Employee”), pursuant to the Keystone Solutions, Inc. 2016 Equity Award Plan (the “Plan”). Terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan. This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:

WITNESSETH:

WHEREAS, the Employee is an employee of the Company, Keystone Solutions, Inc., or its Parent, Subsidiaries or Affiliates;

WHEREAS, the Company has adopted the Plan in order to promote the interests of the Company and its stockholders by using equity interests in the Company to attract, retain and motivate its management and other eligible persons and to encourage and reward their contributions to the Company’s and/or its Parent’s, Subsidiaries’ and Affiliates’ performance and profitability;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to grant Restricted Stock Units (as defined herein) under the Plan to the Employee pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee is entrusted with knowledge of the confidential and proprietary information and particular business methods of the Company and its Parent, Subsidiaries and Affiliates and the clients of the Company and its Parent, Subsidiaries and Affiliates, and the Employee has knowledge of the Company’s, its Parent’s, Subsidiaries’ and Affiliates’ particular operations, all of which is exceptionally valuable to the Company and vital to the success of the Company’s business.

NOW, THEREFORE, in consideration of the various covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Award of Restricted Stock Units. In consideration for the prior and/or continued service of the Employee to the Company or its Parent, any of its Subsidiaries or Affiliates and pursuant to the Plan, the Company hereby awards to the Employee, subject to the further terms and conditions set forth in this Agreement,                  restricted stock units (the “Restricted Stock Units”) as of the Date of Grant

2. No Rights of Stockholder. Restricted Stock Units represent the Company’s unfunded and unsecured promise to issue shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), at a future date subject to the terms of this Agreement. The Employee has no rights with respect to the Restricted Stock Units other than rights of a general creditor of the Corporation. Except as set forth in Section 3 hereof, the Employee shall not have any of the rights of a stockholder with respect to unvested Restricted Stock Units.

3. Dividend Equivalents. Subject to the provisions of Section 5, in the event that the Company declares a dividend on its Common Stock, the Company will increase the number of Restricted Stock Units hereunder (i.e., by increasing the award) by the number of units, rounded to the nearest whole number, equal to the result of dividing (a) the per share cash dividend paid by the Company on its shares of Common Stock multiplied by the number of unvested Restricted Stock Units awarded to the Employee under this Agreement as of the related dividend payment record date by (b) the fair market value of one share of Common Stock on the related dividend payment record date. Any such additional Restricted Stock Units shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate. No additional Restricted Stock Units shall be granted with respect to any Restricted Stock Units which, as of the dividend payment record date, have either vested or been terminated.

4. Restrictions on Transfer. Except as otherwise provided in this Agreement, the Employee may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Restricted Stock Units or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Any Transfer or purported Transfer by the Employee of any of the Restricted Stock Units shall be null and void and the Company shall not recognize or give effect to such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such Restricted Stock Units. The Restricted Stock Units shall not be subject to sale, execution, pledge, attachment, encumbrance or other process and no person shall be entitled to exercise any rights of the Employee as the holder of such Restricted Stock Units by virtue of any attempted execution, attachment or other process until the Restricted Stock Units vest as provided in Section 5 hereof.

5. Vesting of Restricted Stock Units.

(a) Restricted Stock Unit Vesting. The Restricted Stock Units shall vest in accordance with the following schedule provided that the Employee is employed through such date by the Company or its Parent, one of its Subsidiaries or Affiliates:

(i)	Restricted Stock Units shall vest on ;

(ii)	Restricted Stock Units shall vest on ; and

(iii)	Restricted Stock Units shall vest on .

(b) Termination of Employment. Notwithstanding anything to the contrary in Section 5(a), if the Employee’s employment with the Company or its Parent, any of its Subsidiaries or Affiliates is terminated for any reason other than (i) death, (ii) Disability, or (iii) Retirement, the Employee shall forfeit all unvested Restricted Stock Units on the date on which the Employee’s employment is terminated. If, however, the Employee’s employment with the Company or its Parent, any of its Subsidiaries or Affiliates is terminated due to (1) death, or (2) Disability, then, to the extent not previously forfeited, any unvested Restricted Stock Units shall immediately vest on the date on which the Employee’s employment is terminated. If Employee’s employment with the Company or its Parent, any of its Subsidiaries or Affiliates is terminated due to Retirement, then, to the extent not previously forfeited, any unvested Restricted Stock Units shall continue to vest pursuant to Section 5(a).

(c) Change in Control. To the extent the Restricted Stock Units have not previously been forfeited:

(i) if there is a Change in Control after which this award of Restricted Stock Units is continued by the Company, assumed by the resulting entity (or one of its affiliates) or substituted by the resulting entity (or one of its affiliates) into an equivalent award, and the Employee’s employment with the Company or its Parent, any of its Subsidiaries or Affiliates is terminated within twelve (12) months following such Change in Control:

(1) by the Company or its successor without Cause, or

(2) by the Employee for Good Reason,

then all unvested Restricted Stock Units shall immediately vest upon the date of such termination; and

(ii) if there is a Change in Control after which this award of Restricted Stock Units is not continued, assumed or substituted as described in Section 5(c)(i), then all unvested Restricted Stock Units shall immediately vest upon the consummation of such Change in Control.

(d) Section Definitions. As defined in the Plan and for purposes of this Section 5:

(i) “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (1) any Person becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (2) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (3) stockholders of the Company adopt and consummate (x) a plan of liquidation for all or substantially all of the assets of the Company or (y) an agreement providing for the distribution of all or substantially all of the assets of the Company; (4) consummation of a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (5) there is a Change in Control of the Company of a nature that is reported in response to Item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; or (6) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement;

(ii) “Continuing Directors” shall mean the members of the Board on the date of execution of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

(iii) “Good Reason” shall only mean: (1) a material reduction in the Employee’s base salary at the rate last in effect during the Employee’s term of service with the Company, (2) a material demotion in position accompanied by a material reduction in job duties and responsibilities, (3) a relocation of the Employee’s principal place of employment by more than fifty (50) driving miles from its location on the date of this Agreement, unless such relocation results in the Employee’s principal place of employment being closer to the Employee’s primary residence, or (4) a material breach by the Company of any of its obligations under this Agreement, and in each of subparts (1), (2), (3) and (4) of this Section 5(d)(iii), a failure by the Company to cure such breach within thirty (30) days following receipt of notice from the Employee of such breach; and

(iv) “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

6. Conversion of Restricted Stock Units into Common Stock upon Vesting. On the Conversion Date (as defined below), Restricted Stock Units shall be converted into an equivalent number of shares of Common Stock that will be issued to the Employee, or in the event of the Employee’s death, the Employee’s beneficiary. Promptly, but in no event later than sixty (60) days after the Conversion Date, certificates representing such shares of Common Stock shall be delivered to the Employee. The “Conversion Date” shall be the date of vesting as set forth in Section 5; provided, however, that if on the date of such vesting the Employee is prohibited from trading in the Company’s securities pursuant to applicable securities laws and/or the Company’s policy on securities trading and disclosure of confidential information, the Conversion Date shall be, in the determination of the Administrator, the first date the Employee is no longer prohibited from such trading.

7. Adjustment Provisions. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, special cash dividend, stock split, reverse stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Administrator shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the Restricted Stock Units in a manner consistent with Section 9 of the Plan, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement, notwithstanding that the Restricted Stock Units are subject to the restrictions on transfer imposed by Section 4 above. Any securities, awards or rights issued pursuant to this Section 7 shall be subject to the same restrictions as the underlying Restricted Stock Units to which they relate.

8. Tax Withholding. As a condition precedent to the receipt of any Restricted Stock Units hereunder, the Employee agrees to pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that the Employee recognizes pursuant to this award. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Parent, Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee. In addition, the Employee may elect, unless otherwise determined by the Administrator to satisfy the withholding requirement by having the Company withhold shares of Common Stock with a fair market value, as of the date of such withholding, sufficient to satisfy the withholding obligation.

9. Registration. This grant is subject to the condition that if at any time the Administrator shall determine, in its discretion, that the listing of the shares of Common Stock issuable upon vesting and conversion of the Restricted Stock Units granted hereunder on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares of Common Stock hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

10. Rights of the Employee. In no event shall the granting of the Restricted Stock Units or the other provisions hereof or the acceptance of the Restricted Stock Units by the Employee interfere with or limit in any way the right of the Company, its Parent, a Subsidiary or an Affiliate to terminate the Employee’s employment at any time, nor confer upon the Employee any right to continue in the employ of the Company, its Parent, a Subsidiary or an Affiliate for any period of time or to continue his present or any other rate of compensation.

11. Confidentiality; Non-Solicitation; Non-Disparagement; Cooperation, etc. The Employee hereby acknowledges that, during and solely as a result of the Employee’s employment by the Company, the Employee has received and will continue to receive special information with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Company, its Parent, Subsidiaries and Affiliates, and vital to the success of the Company’s, its Parent, Subsidiaries’ and Affiliates’ business and other related matters. In consideration of such special and unique opportunities afforded to the Employee as a result of the Employee’s employment and the grant of Performance Shares, the Employee hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company in entering into this Agreement and as a condition to the grant of the Performance Shares. The Employee acknowledges and agrees that each of the individual provisions of this Section 11 constitutes a separate and distinct obligation of the Employee to the Company, its Parent, Subsidiaries and Affiliates, individually enforceable against the Employee.

(a) Confidentiality. The Company and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee shall be in possession of Confidential Information relating to the business practices of the Company, its Parent, Subsidiaries and Affiliates. The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company or its Parent, Subsidiaries or Affiliates, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company, its Parent, Subsidiaries or Affiliates, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 11(a), or (ii) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Employee shall not, during the period the Employee is employed by the Company or its Parent, Subsidiaries or Affiliates, nor at any time thereafter, except as may be required in the course of the performance of his duties hereunder (including without limitation, pursuant to Section 11(e) below) and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information regarding the Company or its Parent, Subsidiaries or Affiliates nor of the clients, customers, acquisition targets or business practices of the Company, its Parent, Subsidiaries or Affiliates acquired by the Employee during, or as a result of, his employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, the Employee understands that the Employee shall be prohibited from misappropriating any trade secret of the Company or its Parent, any of its Subsidiaries or Affiliates or of the clients or customers of the Company, or its Parent, Subsidiaries or Affiliates acquired by the Employee during, or as a result of, his employment with the Company, or its Parent, any of its Subsidiaries or Affiliates at any time during or after the period the Employee is employed by the Company or its Parent, Subsidiaries or Affiliates.

(b) Return of Company Property. Upon the termination of the Employee’s employment for any reason whatsoever all property of the Company or its Parent, Subsidiaries or Affiliates that is in the possession of the Employee shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information which are in the possession of the Employee, including all copies thereof. Anything to the contrary notwithstanding, the Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

(c) Non-Solicitation. The Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) during the period the Employee is employed by the Company or its Parent, Subsidiaries or Affiliates (except in the good faith performance of his duties) and for a period of one (1) year thereafter, solicit, aid or induce any employee, representative or agent of the Company or its Parent, Subsidiaries or Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, its Parent, Subsidiaries or Affiliates or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (ii) during the period the Employee is employed by the Company or its Parent, Subsidiaries or Affiliates (except in the good faith performance of his duties) and for a period of one (1) year thereafter, use the Company’s or its Parent’s, Subsidiaries’ or Affiliates’ Confidential Information to solicit, contact, aid or induce to purchase goods or services then sold by the Company or its Parent, Subsidiaries or Affiliates from another person, firm, corporation or other entity (or attempt to do any of the foregoing), directly or indirectly, for the purpose or effect of interfering with any part of the Company’s, its Parent’s, Subsidiaries’ or Affiliates’ business: (1) any customer of the Company, its Subsidiaries or Affiliates in any location in which the Company or its Parent, Subsidiaries or Affiliates operates or sells its products; (2) any customer of the Company, its Parent, Subsidiaries or Affiliates that the Employee contacted or solicited, or in any way supported or dealt with at any time during the last two years of the Employee’s employment; (3) any prospective customer of the Company, or its Parent, Subsidiaries or Affiliates that the Employee contacted or who received or requested a proposal or offer the Employee on behalf of the Company, its Parent, Subsidiaries or Affiliates at any time during the last two (2) years of the Employee’s employment; or (4) any customer of the Company, its Parent, Subsidiaries or Affiliates for which the Employee had any direct or indirect responsibility at any time during the last two (2) years of his employment.

(d) Non-Disparagement. At no time during or after the period the Employee is employed by the Company or its Parent, Subsidiaries or Affiliates shall the Employee, directly or indirectly, disparage the Company or its Parent, Subsidiaries or Affiliates or any of the Company’s, its Parent’s, Subsidiaries’ or Affiliates’ past or present employees, directors, products or services. Notwithstanding the foregoing, nothing in this Section 11(d) shall prevent the Employee from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.

(e) Cooperation. Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters of which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its Parent, Subsidiaries and Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Parent, Subsidiaries or Affiliates (or any member thereof), and will provide reasonable assistance to the Company, its Parent, Subsidiaries and Affiliates in the prosecution of any claims that may be made by the Company, its Parent, Subsidiaries or Affiliates (or any member thereof), to the extent that such claims may relate to matters related to the Employee’s period of employment with the Company (or any predecessors). Any request for such cooperation shall take into account the Employee’s other personal and business commitments. The Employee also agrees to promptly inform the Company (to the extent the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company, its Parent,

Subsidiaries or Affiliates (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation and shall not do so unless legally required. If the Employee is required to provide any services pursuant to this Section 11(e) during or after the period Employee is employed by the Company or its Parent, Subsidiaries or Affiliates, upon presentation of appropriate documentation, then the Company: (i) shall promptly compensate the Employee for all time incurred in these activities at an hourly rate of pay equal to the Employee’s most recent annual base salary divided by 2080 hours; and (ii) shall promptly reimburse the Employee for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers, and for legal fees to the extent the Board in good faith reasonably believes that separate representation is warranted. The Employee’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 11(e), shall in no way affect the Employee’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s or its Parent, any of its Subsidiaries’ or Affiliates’ corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

(f) Equitable Remedies. Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in this Section 11 may result in the material and irreparable injury to the Company, or its Parent, Subsidiaries or Affiliates, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat, the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 11. If for any reason it is held that the restrictions under this Section 11 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration or scope of identified in this Section as will render such restrictions valid and enforceable.

(g) Continuing Obligation. In the event of any violation of the provisions of this Section 11, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

12. Miscellaneous.

(a) Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.

(b) Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 12 of the Plan, this Agreement may not be amended by the Administrator without the Employee’s consent if the amendment shall impair the Employee’s rights under this Agreement.

(c) Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.

(d) Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 12. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 14420 Albemarle Point Place, Suite 200, Chantilly, VA, 20151 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to the Employee shall be addressed to the Employee at the Employee’s address shown on the signature page hereof.

(e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

(f) Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

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Exhibit 6.5

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has executed this Agreement all as of the day and year first above written.

KEYSTONE SOLUTIONS, INC.

By:
Its:

EMPLOYEE

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Employee’s Address: